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                                                                    EXHIBIT 10.6


                         INTELLECTUAL PROPERTY AGREEMENT

         This Intellectual Property Agreement ("Agreement") is dated this 17th day of October 2001, by and between Cingular Wireless LLC, a Delaware limited liability company ("Cingular") and BellSouth Intellectual Property Marketing Corporation, a Georgia corporation and its subsidiaries and affiliates ("BellSouth").

                                    RECITALS:

         WHEREAS, in connection with the Amended and Restated Contribution and Formation Agreement dated as of April 4, 2000 (the "Contribution Agreement") among BellSouth Corporation, SBC Communications, Inc. and Cingular (formerly, Alloy, LLC), BellSouth and Cingular entered into an Intellectual Property License Agreement ("License") and a Transition Marks Agreement (the "TM Agreement"), each dated October 2, 2000;

         WHEREAS, BellSouth has requested an extension for filing patent applications pursuant to the License until December 31, 2001 for those applications based on technology invented by BellSouth Leaseco employees and in BellSouth's or its representative's possession in the form of an invention disclosure or a draft patent application on or before April 2, 2001; and

         WHEREAS, BellSouth has agreed to provide Cingular with additional rights as Licensee under the License; and

         WHEREAS, Cingular has requested an extension of the use of the BellSouth Marks under the TM Agreement until December 31, 2001;

         NOW, THEREFORE, in consideration of the foregoing premises, BellSouth and Cingular agree as follows:

1. FILING OF PATENTS. For those patent applications set forth in Schedule 1 which were received by BellSouth's law firms as of April 2, 2001 (the "Law Firm Patents"), BellSouth shall have until December 31, 2001 to file the applications as regular patent applications, foreign patent applications or provisional applications. For those invention disclosures from BellSouth Leaseco employees set forth in Schedule 2 for inventions developed on or before April 2, 2001 (the "Employee Patents", the Law Firm Patents and the Employee Patents are collectively referred to herein as the "Patents"), BellSouth shall have until December 31, 2001 to file patent applications as regular patent applications, foreign patent applications or provisional applications.

2. OWNERSHIP OF PATENTS. To the extent the Patents are filed on or before December 31, 2001, BellSouth shall own full right, title and interest to any patents and patent applications resulting therefrom, including any and all continuations, divisionals, continuation-in-parts, and international patents and patent



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         applications relating thereto. Cingular will have a license to the
         Patents in accordance with the License. To the extent the Patents are not filed on or before December 31, 2001, Cingular shall own full right, title and interest to any patents and patent applications resulting therefrom, including any and all continuations, divisional, continuation-in-parts, and international patents relating thereto and shall reimburse BellSouth its attorney's fees incurred in preparing and prosecuting such Patents to issuance and in assigning them to Cingular.

3. INNOVATION AWARDS. Cingular will pay all Innovation Awards (defined below) relating to the Law Firm Patents. BellSouth will pay all innovation awards relating to the Employee Patents. For purposes of this Agreement, "Innovation Awards" are awards of $1000 per inventor per application filing and $2000 per inventor per application issuance payable to employees employed by the BellSouth Leaseco on the on the day that the Patent application is filed or the date that the Patent issues, as applicable. If BellSouth is able to obtain revenues from the Law Firm Patents, from its profits (revenues less any BellSouth expenses incurred to obtain the revenues from the patents) BellSouth will reimburse Cingular for the Innovation Awards it has actually paid to its employees.

4. REPRESENTATIONS AND WARRANTIES. BellSouth represents that, to the best of its knowledge, Schedules 1 and 2 contain all invention disclosures and patent applications that are the subject of this agreement. However, Schedule 1 may be amended to include additional invention disclosures and patent applications that meet the above criteria but were not known to BellSouth at the time of this Agreement.

5. COOPERATION. Cingular will cooperate and encourage the BellSouth Leaseco employees to cooperate with BellSouth and Cingular further agrees to execute all documents deemed reasonably necessary by BellSouth and Cingular to record and perfect BellSouth's rights to the patents and patent applications contemplated by this Agreement.

6. LICENSEE RIGHTS. At BellSouth's sole discretion, Cingular, as Licensee (herein "Licensee") shall have the right to assert a claim against, or counter-sue, any infringer of any of the Patents in the event that such infringer asserts a patent infringement claim against Licensee or sues Licensee for patent infringement. Licensee shall pay all costs and expenses associated with such lawsuit. BellSouth agrees to join in such suit at Licensee's expense and to execute any necessary papers for such suit. BellSouth may, at its discretion, participate in, and control any such claim or suit, at Licensee's expense, to the extent that the claim or suit may involve the validity, ownership, scope or interpretation of a Patent. BellSouth may, at its sole discretion, at the request of Cingular, license one or more Patents in settlement of any such suit or in response to a threat thereof. Any sum recovered in such suit or in settlement thereof shall be retained by BellSouth for its own use and benefit, and Licensee shall have no rights whatsoever in any such recovery or settlement. Neither Licensee nor any affiliate of Licensee shall


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         foster or encourage any infringement of the Patents by any third-party.
         If Licensee or any of its affiliates shall engage in such conduct, BellSouth shall have the right to deem such conduct a material breach of this Agreement, which breach shall be a basis of termination of this Agreement. All other terms and conditions of the License shall remain in full force and effect according to their terms. Licensee also agrees to indemnify and hold BellSouth harmless from and against all claims, judgments, costs, expenses, attorneys fees and liabilities of any nature whatsoever arising out of or in connection with any claim or suit involving the assertion by Cingular or by BellSouth at Cingular's request of a Patent.

7. EXTENSION OF TM AGREEMENT. BellSouth hereby extends the date pursuant to which Cingular may use the BellSouth Marks under the TM Agreement until December 31, 2001.

         IN WITNESS WHEREOF, the parties hereto acknowledge that this Agreement shall be deemed effective as of the day and date first above written.

                                        BELLSOUTH  CORPORATION


                                        By:  /s/ Keith O. Cowan
                                           ------------------------------------
                                        Name:  Keith O. Cowan
                                        Title: Chief Planning & Development
                                                  Officer

                                        CINGULAR WIRELESS LLC
                                        BY: CINGULAR WIRELESS CORPORATION


                                        By: /s/ Stephen Carter
                                           -------------------------------------
                                        Name: Stephen Carter
                                        Title: Chief Executive Officer